UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 9, 2010

NURX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-26694	87-0681500
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

18 Technology, Suite 130
Irvine, CA  92618
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 336-7111

Not applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 9, 2010, NuRx Pharmaceuticals, Inc. (the “Company”) entered into a Settlement Agreement (the “Settlement Agreement”) with DYVA Holding Ltd. (“DYVA”), pursuant to which DYVA agreed to dismiss its lawsuit against the Company filed on November 13, 2009 in the United States District Court, District of Nevada for declaratory and injunctive relief to halt the Company’s redemption of DYVA’s shares of Company common stock (the “Action”).  Under the Settlement Agreement, the parties also agreed to a mutual release relating to all claims arising from the Action.  In addition, the Company agreed to (i) pay DYVA an aggregate amount of $400,000, and (ii) upon dismissal of the Action, amend the Stockholder Rights Agreement, dated as of June 1, 2009, as amended, by and between the Company and Continental Stock Transfer & Trust Company (the “Rights Agreement”), to exempt DYVA from the Rights Agreement, provided DYVA does not acquire additional shares of Company common stock prior to April 2012.  DYVA also entered into a voting agreement to approve the proposed Merger Agreement, dated January 29, 2010, by and among the Company, QuantRx Biomedical Corporation and NP Acquisition Corporation, a wholly-owned subsidiary of QuantRx Biomedical Corporation.

The foregoing summary of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Settlement Agreement, dated April 9, 2010, by and between NuRx Pharmaceuticals, Inc. and DYVA Holding Ltd.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NURX PHARMACEUTICALS, INC.

Dated: April 14, 2010	By:	/s/ Harin Padma-Nathan
Name: Harin Padma-Nathan
Title: Chief Executive Officer